UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 4, 2009
THE BON-TON STORES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-19517	23-2835229

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 E. Market Street, York, Pennsylvania	17402

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 717-757-7660
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On June 20, 2005, the Company entered into a Credit Card Program Agreement (the “CCPA”) with HSBC Bank Nevada, N.A., a national banking association (“HSBC”), which set forth the terms and conditions under which HSBC would issue credit cards to the Company’s customers and compensate the Company for sales made on the cards. Under the terms of the CCPA, the Company is required to perform certain duties, including the duties to receive in-store customer payments on behalf of HSBC and remit such payments to HSBC. On March 6, 2006, HSBC and the Company entered into a First Amendment to the CCPA to include credit card accounts related to the stores acquired by the Company from Saks, Inc., and on December 15, 2006, HSBC and the Company entered into a Second Amendment to the CCPA to include credit card accounts related to the Parisian stores acquired by the Company.
On August 4, 2009, HSBC and the Company entered into a Third Amendment to the CCPA (the “Third Amendment”). Under the agreement, which is in effect through June 20, 2012, Bon-Ton continues to participate in the revenue generated by credit sales. The Third Amendment defines additional protection for the credit lines of certain of the Company’s loyal credit card customers, as well as revises the compensation the Company will receive for certain types of sales made on the credit cards and provides that the Company and HSBC will share certain losses associated with the Credit Card Program. Either party may terminate the Third Amendment between April 1, 2010 and July 31, 2010 upon providing notice and making a prescribed cash payment to the other party.
The foregoing description of the Third Amendment is qualified in its entirety by reference to the Third Amendment, a copy of which is included as Exhibit 10.1 hereto and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits
10.1	Third Amendment to the Credit Card Program Agreement

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Bon-Ton Stores, Inc.
By:	/s/ Keith E. Plowman
Keith E. Plowman
Executive Vice President, Chief Financial Officer and Principal Accounting Officer

Dated: August 10, 2009

EXHIBIT INDEX
10.1	Third Amendment to the Credit Card Program Agreement